Exhibit 99.1
ALLIED WORLD ANNOUNCES SHARE REPURCHASE
FROM FOUNDING SHAREHOLDER
PEMBROKE, BERMUDA, December 17, 2007 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today announced that it has purchased from American International Group, Inc. (AIG), one of the company’s founding shareholders, a subsidiary the sole assets of which are its holding of 11,693,333 common shares of the company. These shares equate to approximately 19.4% of the company’s common shares outstanding as of November 30, 2007. The purchase price was $563.4 million, or $48.19 per common share held by the subsidiary. The price per common share was based on and reflects a 0.5% discount from the volume-weighted average trading price of the company’s common shares during the period of ten consecutive trading days leading up to December 14, 2007. This purchase was approved by Allied World’s Board of Directors and was funded using existing capital.
Allied World’s President and Chief Executive Officer Scott Carmilani commented, “We are very appreciative of AIG who was one of our founding shareholders responsible for developing the concept of Allied World and helping to provide our initial capitalization back in 2001. The share repurchase will enhance the returns for our remaining investors as we navigate through the lean part of the insurance cycle. We continue to maintain a strong level of capital to meet our business needs and allow us to continue to pursue new opportunities.”
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its insurance subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance subsidiaries are rated A2 (Good) by Moody’s Investors Service. For further information on Allied World Assurance Company, please visit our website at www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.
For more information, please contact:

Allied World Assurance Company

Media:
Faye Cook
AVP, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com

Investors:
Keith J. Lennox
Investor Relations Officer
+1-212-635-5319
keith.lennox@awac.com
Website: http://www.awac.com